Exhibit 17


Andrew B. Mazzone
Westbury, New York  11590



                                                   April 5, 2004


Board of Directors
Humana Trans Services Holding Corp.
7466 New Ridge Road
Suite 7
Hanover, Maryland  21076


Dear Sirs

         Please be advised that I hereby resign as a Chairman of the Board of Directors of Humana Trans Services Holding Corp., effective April 5, 2004.

         My resignation does not in any way imply or infer that there is any dispute or disagreement relating to the Company's operations, policies or practices.

                                                   Sincerely,


                                                   Andrew B. Mazzone




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